EXHIBIT 10.20

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of October 14, 2015 (“Agreement”), is between Gannaway Web Holdings, LLC, d/b/a WorldNow, a Delaware limited liability company (“Company”), having its principal offices at 27-01 Queens Plaza North, Suite 502, Long Island City, NY 11101 and Omar Karim (“Employee”), having an address at 360A 13th Street, Brooklyn, NY 11215 .

In consideration of Employee’s employment with Company, Employee hereby agrees to be bound by and comply with the following terms and conditions of employment:

Section 1. At-Will Employment. Employee acknowledges and agrees that Employee’s employment status is that of a full-time employee-at-will and that Company or Employee may terminate Employee’s employment at any time with or without cause and with or without notice. Employee’s starting position with Company shall be as Head of Strategy reporting directly to the President of Company.

Section 2. Compensation/Benefits.

(a)       Salary - In consideration of the services to be rendered hereunder, Employee shall be paid a salary at the rate of TWO HUNDRED TWENTY FIVE THOUSAND DOLLARS ($225,000) per year, less all applicable withholding and other employment related taxes or benefit contributions required to be withheld and payable monthly at the time and pursuant to the procedures regularly established (and as they may be amended) by Company during the course of this Agreement.

(b)        Bonus - Employee will also be eligible to receive an annual discretionary bonus in the amount equal to twenty-five percent (25%) of Employee’s base salary, subject to achievement of combined Company/Employee KPI’s, 80% of which are based on Company’s performance and 20% of which are based on Employee’s achievement of mutually agreed management objectives. Employee’s mutually agreed objectives for 2015 are set forth on the annexed Exhibit A, and objectives for successive years will be subject to the parties’ mutual agreement. Bonus payments are subject to applicable withholdings, and will be paid within 30 days following the end of each applicable calendar year during the term of this Agreement, and payments will be pro-rated for any partial calendar year hereunder. Bonus amounts will not be payable in the event that, prior to the applicable bonus payment date, (i) Employee terminates his employment hereunder for reasons other than Company’s material breach of this Agreement, or (ii) Company terminates Employee’s employment hereunder due to his material breach of this Agreement.

(c)       Benefits - As Employee becomes eligible therefore (on the first day of the month following commencement date of employment), Company shall provide Employee with the right to participate in and to receive benefits from, in accordance with and subject to the respective eligibility and other provisions thereof, such future life, accident, disability, medical, pension, and savings plans and all similar benefits made available generally to employees of Company with a similar status/position. The amount and extent of benefits, if any, to which Employee is entitled shall be governed by the specific benefit plan, as it may be amended from time to time in Company’s sole discretion. Employee shall be entitled to receive Personal Time Off (PTO) in accordance with Company PTO policy, as same may be revised from time to time.

(d)       Equity Participation - Company will recommend that its corporate parent, Frankly, Inc. (“Frankly”), issue Employee US$ 200,000 worth of Restricted Stock Units in Frankly (based on the Frankly, Inc. market price as of October 14, 2015). The Restricted Stock Units will subject to the terms and conditions set forth in Frankly’s Restricted Stock Plan or similar applicable plan or policy, and applicable law, and will be subject to a four (4) year vesting schedule (from the date of grant) whereby an equal portion of the Stock Units granted will vest at the end of each anniversary of the date of the Stock Unit grant, provided that Employee is employed hereunder on such vesting date. Employee will be solely responsible for taxes due in connection with grants of Restricted Stock Units. In the event that Frankly, Inc. fails to issue Employee the US$ 200,000 worth of Restricted Stock Units in Frankly within ninety (90) days of the mutual acceptance of this Agreement by Company and Employee, Employee shall have the right to terminate this Agreement and cease Employee’s employment with Company.

27-01 Queens Plaza North, Suite 502, Long Island City, NY 11101 t: 212.931.1200 f: 212.931.1299
www.worldnow.com

WorldNow Employment Agreement

Section 3. Company Inventions and Ideas.

(a)       Employee will promptly disclose to Company all Company Inventions (as hereinafter defined). “Company Inventions” shall mean all ideas, potential marketing and sales relationships, inventions, copyrightable expression, research, plans for products or services, marketing plans, computer software (including, without limitation, source code), computer program, original works of authorship, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology, algorithms and designs, whether or not subject to patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice by Employee solely or jointly with others during the term of Employee’s employment with Company, which meet any one of the following criteria:

(i) relates, at the time of conception or reduction to practice to Company’s Business or products related to Company’s Business, or to the manufacture or utilization thereof, in which “Company’s Business” shall be online content and video management platforms and related mobile applications for online publishers.

(ii) results from any work performed directly or indirectly by Employee for Company.

(iii) results, at least in part, from Employee’s use of Company’s time, equipment, supplies, facilities or trade secret information.

Further, Company Inventions shall not include any invention that would be precluded from assignment under the provisions of California Labor Code Section 2870 (a copy of which is attached as Exhibit B), including any idea or invention which is developed entirely on Employee’s own time without using Company’s equipment, supplies, facilities or trade secret information, and which is not related to Company’s Business (either actual or demonstrably anticipated research or development of Company), and which does not result from work performed for Company.

(b)       Employee hereby assigns, and agrees to assign, to Company, all of Employee’s rights, title and interest in and to all Company Inventions. Company Inventions shall be the exclusive property of Company, and Employee acknowledges that all of said Company Inventions shall be considered as “work made for hire” belonging to Company. To the extent that any such Company Inventions, under applicable law, may not be considered work made for hire by Employee for Company, Employee hereby agrees to assign and, upon its creation, automatically and irrevocably assigns to Company, without any further consideration, all of Employee’s right, title and interest in and to such materials, including, without limitation, any copyright, other intellectual property rights, moral rights, all contract and licensing rights, and all claims and causes of action of any kind with respect to such materials. Company shall have the exclusive right to use Company Inventions, whether original or derivative, for all purposes without additional compensation to Employee. At Company’s expense, Employee will assist Company in every proper way to perfect Company’s rights in Company Inventions and to protect Company Inventions throughout the world, including, without limitation, executing in favor of Company or any designee(s) of Company patent, copyright, and other applications and assignments relating to Company Inventions. Should Company be unable to secure Employee’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Company Invention, whether due to Employee’s mental or physical incapacity or any other cause, Employee hereby irrevocably designates and appoints Company and each of its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by Employee. Employee agrees not to challenge the validity of the ownership by Company or its designee(s) in Company Inventions.

27-01 Queens Plaza North, Suite 502, Long Island City, NY 11101 t: 212.931.1200 f: 212.931.1299
www.worldnow.com

WorldNow Employment Agreement

Section 4. Confidential Information.

(a)       Employee will not disclose or use, at any time either during or after the term of employment, except for use on behalf of Company in connection with Company’s Business or at the request of Company or an affiliate of Company, any Confidential Information (as herein defined). “Confidential Information” shall mean all Company proprietary information, technical data, trade secrets, and know-how, including, without limitation, research, product plans, customer lists, markets, software, developments, inventions, discoveries, processes, formulas, algorithms, technology, designs, drawings, marketing and other plans, Business strategies and financial data and information, including but not limited to Company Inventions, whether or not marked as “Confidential.” “Confidential Information” shall also mean information received by Company from customers of Company or other third parties subject to a duty to keep confidential. Confidential Information does not include any information that, (i) prior to disclosure by Company, the information was known to Employee without any obligation of confidentiality to Company, or (ii) becomes generally available in the industry due to reasons other than by unauthorized disclosure, (iii) is legally furnished to Employee by a third party without restriction, or (iv) was or is developed by Employee independently without any use of any Confidential Information. Nothing herein shall prevent Employee from disclosing Confidential Information in response to subpoena or other governmental requests or mandated disclosures, provided that Employee shall promptly notify Company of the request, advise the requesting party of the confidential nature of the materials and disclose only the information it is legally obligated to disclose.

(b)       Employee hereby acknowledges and agrees that all Company property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, Confidential Information, and equipment furnished to or prepared by Employee in the course of or incident to Employee’s employment, including, without limitation, records and any other materials pertaining to Company Inventions, belong to Company and shall be promptly returned to Company upon termination of employment. Following termination, Employee will not retain any written or other tangible or electronic material containing any Confidential Information or information pertaining to any Company Invention.

Section 5. Limited Agreement Not to Compete.

(a)       Employee agrees to devote such business time and energies to the loyal furtherance of Company’s Business by performance as set forth in this Agreement. While employed by Company, Employee shall not, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity, engage or participate in any business that is competitive with Company’s Business. Notwithstanding the foregoing, Employee may own less than two percent (2%) of any class of stock or security of any corporation, which competes with Business of Company, listed on a national securities exchange. Further, the foregoing shall not prohibit Employee from performing work outside the scope of this Agreement provided it is not in competition with or against Company’s Business, including work to ensure Mobdub, LLC meets contractual obligations, and to satisfy pre-existing engagements, which Employee represents do not compete with Company’s Business. Employee will ensure that any work outside the scope of this Agreement does not interfere with Employee’s obligations to Company during normal business hours.

27-01 Queens Plaza North, Suite 502, Long Island City, NY 11101 t: 212.931.1200 f: 212.931.1299
www.worldnow.com

WorldNow Employment Agreement

(b)       While employed by Company and for a period of twelve (12) months after the termination or cessation of Employee’s employment with Company, Employee shall not, directly or indirectly, solicit for employment or employ any person who was employed by Company during Employee’s employment with Company or who is employed with Company during such twelve (12) month period.

(c)       For a period of twelve (12) months after the termination or cessation of Employee’s employment with Company, Employee shall not, directly or indirectly:

(i)       work as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity for any person or entity who or which was a customer of Company during Employee’s employment with Company; or

(ii) work as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity for any person or entity who competes with Business of Company (including any affiliate, parent subsidiary of such a competitor); or

(iii) call on, solicit, or take away for Employee or for any other person or entity any person or entity who or which was a customer of Company during Employee’s employment with Company,

notwithstanding the foregoing, Section 5(c) shall apply for three months following termination of this Agreement, instead of twelve months, in the event that this Agreement is terminated by Employee pursuant to Section 2(d) of this Agreement.

Section 6. Company Resources. Employee may not use any Company equipment for personal purposes without written permission from Company. Employee may not give access to Company’s offices or files to any person not in the employment of Company without written permission of Company.

Section 7. Injunctive Relief. Employee agrees that the remedy at law or in damages for any breach or threatened breach of the provisions of Section 3, Section 4 or Section 5 of this Agreement shall be irreparable, inadequate and extremely difficult to calculate. Accordingly, Company shall be entitled to seek injunctive relief against Employee in the event of any breach or threatened breach of the above provisions by Employee, in addition to any other remedy at law, which Company may have.

Section 8. Severability. In the event any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the other provisions of this Agreement shall remain in full force and effect. In addition, if any of the restrictions contained herein shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof to the maximum which such court deems enforceable, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

27-01 Queens Plaza North, Suite 502, Long Island City, NY 11101 t: 212.931.1200 f: 212.931.1299
www.worldnow.com

WorldNow Employment Agreement

Section 9. Survival. Sections 1, 3, 4, 5, 7, 8, 11, 12, 13, 14, 15 and 16 shall survive the termination of this Agreement.

Section 10. Representations and Warranties. Employee represents and warrants that: (a) Employee is not under any obligations to any third party which could interfere with, or which would be breached by Employee’s employment with Company, and (b) at no time will Employee disclose to Company or otherwise use, in connection with Employee’s employment with Company, any trade secrets or confidential information of any former employer or other party.

Section 11. Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of law rules thereof. California decisional law interpreting the provisions of California Labor Code Section 2870 shall be regarded as primary authority for the purpose of interpreting the language set forth on the annexed Exhibit B, however, the parties acknowledge that California law will not otherwise apply to the interpretation or enforcement of this Agreement or the relationship or duties of the parties to each other.

Section 12. Waiver of Jury Trial. EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION OF ANY NATURE WHATSOEVER BASED UPON OR ARISING OUT OF THIS AGREEMENT OR EMPLOYEE’S EMPLOYMENT HEREUNDER WITH COMPANY, INCLUDING BUT NOT LIMITED TO ANY CLAIMS ARISING UNDER ANY FEDERAL, STATE OR LOCAL STATUTE OR REGULATION OR COMMON LAW REGARDING EMPLOYMENT DISCRIMINATION, TERMS AND CONDITIONS OF EMPLOYMENT OR THE TERMINATION OF EMPLOYMENT.

Section 13. Employee Acknowledgment. Employee acknowledges (a) that Employee has consulted with or has had the opportunity to consult with independent counsel of Employee’s own choice concerning this Agreement and has been advised to do so by Company, and (b) that Employee has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Employee’s own judgment.

Section 14. General. This Agreement supersedes and replaces any existing agreement entered into by Employee and Company relating generally to the same subject matter, and may be modified only in a writing signed by each of the parties hereto. Failure to enforce any provision of the Agreement shall not constitute a waiver of any term herein. This Agreement contains the entire agreement between the parties with respect to the subject matter herein.

Section 15. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement.

Section 16. Integration. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee’s employment by Company. This Agreement supersedes and replaces all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the employment of Employee, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. Failure to enforce any provision of the Agreement shall not constitute a waiver of any term herein. To the extent that the practices, policies, or procedures of Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

27-01 Queens Plaza North, Suite 502, Long Island City, NY 11101 t: 212.931.1200 f: 212.931.1299
www.worldnow.com

WorldNow Employment Agreement

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

GANNAWAY WEB HOLDINGS, LLC

/s/ Omar Karim	By:	/s/ John Wilk
Omar Karim	Name:	John F. Wilk
	Title:	General Counsel

27-01 Queens Plaza North, Suite 502, Long Island City, NY 11101 t: 212.931.1200 f: 212.931.1299
www.worldnow.com

WorldNow Employment Agreement

Exhibit A

Employee’s 2015 Objectives

●	Oversee and facilitate the successful onboarding of Mobdub mobile apps, includes providing technical documentation for the Mobile Apps and coordinating with and assisting, as necessary, Company or Frankly Co employees in the transition of the Mobile App technology to Company.

●	Transition Mobile App configuration and change management process and customer contact information to Company.

●	Transfer Mobile App source code to Company.

●	Transfer to Company (or if transfer is not possible, provide administrative access and control of) any current app store accounts in Mobdub’s or Employee’s control for Apps launched for Company customers.

27-01 Queens Plaza North, Suite 502, Long Island City, NY 11101 t: 212.931.1200 f: 212.931.1299
www.worldnow.com

WorldNow Employment Agreement

Exhibit B

CA LABOR CODE SECTION 2870

2870.        (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

27-01 Queens Plaza North, Suite 502, Long Island City, NY 11101 t: 212.931.1200 f: 212.931.1299
www.worldnow.com